Exhibit 10.1

February 21, 2010

Lee Fensterstock
Broadpoint Gleacher Securities Group, Inc.
East 49th Street
New York, New York  10017

Dear Lee:

The Board appreciates your efforts and contributions as Chief Executive Officer over the past three years.  On behalf of Broadpoint Gleacher Securities Group, Inc. (the “Company”), the following arrangements are proposed in connection with your resignation.

1.                  Acceptance of Resignation

This letter will serve as acceptance by the Company of your resignation as an officer and director of the Company and as an officer and/or director of any of its affiliated companies.  The effective date of your resignation will be February 21, 2010 (your “Resignation Date”).

2.                  Benefits

(a)                The Company agrees that your separation will be treated as a termination by the Company without “Cause” (for purposes of clarity, other than in connection with a change of control) for purposes of your Employment Agreement with the Company dated September 21, 2007, as amended on August 21, 2009 (your “Employment Agreement”), and the equity awards granted under the award agreements between you and the Company listed on Schedule A attached hereto (the “Equity Award Agreements”); provided, however, notwithstanding the terms of the Equity Award Agreements governing your stock options granted on December 18, 2008, subject to your execution and non-revocation of the release of claims contemplated by Section 3(b) below, your stock options will vest immediately.

(b)               Schedule B attached hereto sets forth the payments and benefits that you are entitled to receive under Section 5(c) of your Employment Agreement.  Your right to the immediate vesting of your stock options and your continued rights to continue to vest in your restricted stock unit awards granted under the Equity Award Agreements listed on Schedule A are contingent upon your execution and timely delivery of the release of claims contemplated by Section 3(b) below and compliance with the covenants set forth in Section 4 below.

3.                  No Other Benefits; Release Required

(a)                No Other Benefits.  Except as described in this letter and the attached Schedules, you will have no rights to any further compensation under your Employment Agreement or under any benefit, bonus, incentive or equity compensation plan of the Company or its affiliates.  You will not participate in any severance plan, policy or program of the Company or its affiliates.

(b)               Release Required.  Notwithstanding any other provision of your Employment Agreement, the Equity Award Agreements or this letter to the contrary, you acknowledge and agree that your right to the immediate vesting of your stock options and any rights to termination without “Cause” treatment under the Equity Award Agreements governing your restricted stock units (including as set forth in Section 5(c)(iv) of your Employment Agreement) are conditioned upon and subject to your execution and non-revocation, within 30 days of your Resignation Date, of a general release and waiver, in the form set forth on Schedule C attached hereto.

4.                  Continuing Covenants; Forfeiture

(a)                Covenants.  You and the Company acknowledge and agree as follows:

(1)               Without limitation on any other remedies specified in Section 9 (entitled “Remedy”) of your Employment Agreement, the payments and benefits under Section 5(c)(i) and (ii) of your Employment Agreement will be subject to your continued compliance with the restrictive covenants set forth in Section 7 of your Employment Agreement (entitled “Confidential Information, Removal of Documents and Certain Post Employment Undertakings”) and Section 8(b) of your Employment Agreement (relating to the solicitation and hiring of employees).

(2)               Your right to the immediate vesting of your stock options and rights in connection with termination without “Cause” treatment under the Equity Award Agreements governing your restricted stock units shall be conditioned upon your continued compliance with  Sections 7 and 8(b) and the non-competition restriction set forth in Section 4(a)(3) below.

(3)               During the 12 month period following your Resignation Date, you will not, without the prior written consent of the Company, participate in the ownership, management, operation or control of a “Competitor” (as defined below) or be employed by or perform services for a Competitor in a position substantially similar to your position with the Company; provided, however, that you may own, solely as a passive investment, securities of any entity traded on a national securities exchange if you are not a controlling person of (nor own individually or as a member of a group, 5% or more of) such entity.  For purposes hereof, “Competitor” means any broker-dealer or financial advisory firm whose principal place of business is in the United States.  The foregoing notwithstanding, in no event will serving as an employee, principal, consultant or advisor to a private equity firm or asset management firm constitute a breach of the foregoing non-competition covenant.  In addition to the remedy set forth herein relating to the equity awards, the remedies under Section 9 of the Employment Agreement shall apply to this non-competition restriction as if set forth herein.

(b)               Forfeiture.  If you fail to fulfill the applicable obligations under Section 4(a) hereof, you will forfeit the rights in respect of any unpaid payments and benefits under your Employment Agreement and your rights in respect of your equity awards that have not vested, been exercised or settled, as applicable, prior to the date any such breach is determined to have occurred.  As a condition to the non-forfeiture of your equity awards and to the continued rights in respect thereof, the Company may require you to deliver a written certification to the Company, in the form  requested by the Company from time to time, in which you represent that you have complied with the applicable covenants and that no forfeiture event has occurred.

5.                  Cooperation; Return of Property.

            You will make yourself available to the Company following the Resignation Date to assist, as may be requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with matters that arose during your employment with the Company.  In addition, you shall promptly return to the Company all property of the Company made available to you in connection with your employment, including documents and electronic equipment (other than your laptop subject to removal of all Company data by the Company).

6.                  General Provisions

(a)                Interpretation.  References to Schedules are to the Schedules attached hereto.  The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.”  For the avoidance of doubt, notwithstanding that any Schedule may provide for a payment or delivery date with respect to an equity award, if the Equity Award Agreement governing your restricted stock units would provide for any earlier payment on your death, the Equity Award Agreement will control in that circumstance.  In addition, in the event of your death prior to the payment of any amounts described in this letter and the Schedules attached hereto, such payments will be paid to your estate.

(b)               Withholding.  Notwithstanding any other provision of this letter, the Company may withhold from any amounts payable or benefits provided to you, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

(c)                Entire Agreement; Amendments.  This letter constitutes the entire understanding and agreement between you and the Company with regard to all matters addressed herein and your separation from the Company.  Section 13 (entitled “Governing Law”) and Section 21 (entitled “Dispute Resolution”) of your Employment Agreement will apply to this letter as if set forth herein.  This letter may be amended only in writing, signed by the parties hereto.

If you agree that this letter appropriately represents our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

                                                                                      Very truly yours,

                                                                                      Broadpoint Gleacher Securities Group, Inc.

                                                                                      By:       /s/ Eric J. Gleacher
                                                                                      Name:  Eric J. Gleacher
                                                                                      Title:     Chairman of the Board of Directors

Accepted and agreed as of
February 21, 2010:

/s/ Lee Fensterstock
Lee Fensterstock

Schedule A

Restricted Stock Units Agreement dated September 21, 2007
Restricted Stock Units Agreement dated March 4, 2008
Restricted Stock Units Agreement dated June 30, 2008
Stock Option Agreement dated December 18, 2008
Stock Option Agreement dated December 18, 2008
Restricted Stock Units Agreement dated January 1, 2009
Restricted Stock Units Agreement dated February 13, 2009
Restricted Stock Units Agreement dated June 30, 2009
Restricted Stock Units Agreement dated August 21, 2009
Restricted Stock Units Agreement dated January 1, 2010
Restricted Stock Units Agreement dated February 11, 2010

Schedule B

Section 5(c)(i):  Base salary of $350,000 in installments for 12 months following the Resignation Date in accordance with the Company’s normal payroll practices.  For purposes of the pro-rata bonus opportunity pursuant to Section 5(c)(i) of the Employment Agreement, the Company agrees that, in connection with the ordinary course annual bonus decisions for the 2010 performance year expected to occur in the first quarter of 2011, the Executive Compensation Committee of the Board will consider in good faith your performance for the period from January 1, 2010 through the Resignation Date, in assessing your eligibility for, and the amount (if any) of, a pro-rata 2010 bonus award.  You understand and agree that the opportunity for, and amount of, any such award will be in the sole discretion of the Executive Compensation Committee.

Section 5(c)(ii):  12 months of continued medical and, to the extent elected by you, vision and dental, insurance coverage consistent with your participation elections as of immediately prior to your Resignation Date and subject to your continued payment of the employee portion of the applicable premiums in a timely manner.  For purposes of the dental and vision plans, the employer portion of the monthly premium will be imputed as income to you.  Following the 12 month continuation period, you shall be eligible to elect continuation coverage under COBRA to the extent eligible under applicable law.

Section 5(c)(iii): (i) accrued and unpaid base salary through the date of termination and (ii) vested benefits under the Company’s 401(k) plan.  In addition, the Company shall reimburse you for any unreimbursed business expenses incurred by you on or prior to the Resignation Date pursuant to the Company's reimbursement policies, within thirty days following your presentation of an invoice to the Company; provided, that such reimbursement requests are submitted to the Company in writing no later than June 1, 2010.

Section 5(c)(iv):  RSUs granted under Section 3(d) of the Employment Agreement to continue to vest and be settled in accordance with the terms of the applicable Equity Award Agreement, subject to execution of release and compliance with the covenants as set forth in the letter.

Schedule C

RELEASE OF CLAIMS

1.                  Release of Claims

In consideration of the benefits under Section 5(c)(iv) of the employment agreement, effective September 21, 2007, by and between Lee Fensterstock (“Executive”) and Broadpoint Gleacher Securities Group, Inc. (the “Company”), as amended on August 21, 2009 (the “Employment Agreement”), and the right to vesting of the stock options and  termination without “Cause” treatment of the restricted stock units granted under the equity award agreements (the “Equity Award Agreements”) between the Company and Executive identified on Schedule A of the letter from the Company to Executive dated February 21, 2010 (the “Letter”), with respect to which Executive agrees Executive is not entitled until and unless he executes this Release, Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, whether under the Employment Agreement, the Equity Award Agreements, a compensation or benefit plan of the Company or otherwise, which Executive ever had, now has or may have against the Company and its shareholders, subsidiaries, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to the receipt of the payments and benefits under the Employment Agreement and the treatment of his stock options and restricted stock units, as specified in the Letter and the Schedules thereto (the “Unreleased Claims”).  Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of New York, with respect to actions taken by Executive in connection with the performance of his duties with the Company as an executive officer or member of the Board of Directors.

2.                  Proceedings

Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i)

acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.                  Time to Consider

Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.                  Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is, or shall be, obligated to provide any benefits to Executive pursuant to Section 5(c)(iv) of the Employment Agreement or under the Equity Awards Agreements until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and the benefits under Section 5(c)(iv) of the Employment Agreement and the treatments of his stock options and restricted stock units as specified in the Letter, and no further action will be required of the Company.

5.                  No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6.                  General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7.                  Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

                                                                                                                                                                                                   /s/ Lee Fensterstock
                               February 21, 2010                                                                                                                                       Lee Fensterstock